UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2006

AFFYMETRIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation)	0-28218 (Commission File Number)	77-0319159 (IRS Employer Identification No.)

3420 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

(408) 731-5000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 22, 2006, Affymetrix, Inc. (“Affymetrix”) and F. Hoffmann-La Roche Ltd. (“Roche”) amended the license agreement associated with the parties’ January 29, 2003 non-exclusive licensing and distribution arrangement in which Affymetrix granted Roche access to its patented GeneChip® brand technologies for up to 18 years in order to develop and commercialize diagnostic products in a broad range of human disease areas.  Under the terms of the amendment, Roche is relieved of certain future license installment payments that would have been payable by Roche to Affymetrix under the agreement beginning in 2008, Affymetrix is relieved of certain “most favorable terms and conditions” obligations to Roche, and Roche has agreed to pay to Affymetrix additional milestone payments related to future commercial achievements.  The license agreement is subject to Roche’s option to terminate on December 31, 2010 or any time on or after December 31, 2015, with one year’s prior notice.  As part of the arrangement between the parties, Affymetrix will continue to manufacture and supply Roche with microarrays and related instrumentation based on Affymetrix’ GeneChip® platform.  In addition, Affymetrix continues to recognize Roche’s one-time, upfront payment of $70 million under the license agreement, which was paid to Affymetrix in the first quarter of 2003, as a component of product related revenue over the estimated research and development period of approximately five years beginning in January 2003.

A copy of the amendment is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	Exhibit No.	Description

	10.1*	Amendment Agreement dated December 22, 2006 by and among F. Hoffmann-La Roche Ltd., Roche Molecular Systems, Inc. and Affymetrix, Inc.*

* Confidential Treatment requested.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.

By:	/s/ Barbara A. Caulfield
Name: Barbara A. Caulfield
Title: Executive Vice President and General Counsel

Dated:  December 29, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Amendment Agreement dated December 22, 2006 by and among F. Hoffmann-La Roche Ltd., Roche Molecular Systems, Inc. and Affymetrix, Inc.

* Confidential Treatment requested.